Table of Contents

•	[FOR RELEASE WEDNESDAY, JULY 9, 2003, at 8:00 a.m. CDST]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 9, 2003

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	1-6311 (Commission File Number)	72-0487776 (IRS Employer Identification No.)

601 Poydras Street, Suite 1900 (Address of principal executive offices)	70130 (Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5.    Other Events

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this Current Report on Form 8-K provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties. Among those risks and uncertainties, many of which are beyond the control of the Company, include, without limitation, fluctuations in oil and gas prices; level of fleet additions by competitors and vessel overcapacity; changes in capital spending by customers in the energy industry for exploration, development and production; changing customer demands for different vessel specifications; acts of terrorism; unsettled political conditions, war, civil unrest and governmental actions, especially in higher risk countries of operations; foreign currency fluctuations; and environmental and labor laws. Readers should consider all of these risk factors as well as other information contained in this report.

On July 9, 2003, the Company issued the following press release:

FOR IMMEDIATE RELEASE

TIDEWATER ANNOUNCES DEBT ISSUANCE

New Orleans, July 9, 2003 – Tidewater Inc. (NYSE: TDW) announced today that it has completed the issuance and funding of $300,000,000 of senior unsecured notes. The multiple series of notes with maturities ranging from 7 years to 12 years have an average outstanding life to maturity of 9.5 years, although the notes can be paid before maturity. The average interest rate on the notes sold to private institutional investors is 4.35 percent.

Proceeds of $245,000,000 from the note sales will be used to refinance existing debt with the balance of the issue used to fund capital expenditures.

“The ability to access capital markets under such favorable terms testifies to Tidewater’s strong financial position and balance sheet,” said Dean Taylor, Tidewater’s president and chief executive officer. “Our ongoing fleet enhancement and replacement programs will be direct beneficiaries of this opportunity for long-term financing at historically low interest rates.”

Tidewater Inc. owns and operates over 550 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact:

Tidewater Inc.

Keith Lousteau, 504-568-1010

www.tdw.com

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIDEWATER INC

By:	/s/ CLIFFE F. LABORDE
Cliffe F. Laborde Executive Vice President, General Counsel and Secretary

Date: July 9, 2003